EXHIBIT 99.2

NEWS RELEASE

For Immediate Release

For more information, please contact:

Gregory L. Hamby	W. Michael Banks	P.O. Box 2760
EVP and CFO	Senior Vice President	Gainesville, GA 30503
ghamby@gbt.com	mbanks@gbt.com	Fax: (770) 531-7359
Phone: (678) 450-3369	Phone: (678) 450-3480

GB&T AND SOUTHERN HERITAGE ON MERGER PATH

(Gainesville, GA) August 29, 2003 - Two local bank holding companies have entered into discussions that could lead to an eventual merger. GB&T Bancshares, Inc. and Southern Heritage Bancorp officials have announced the August 29th signing of a letter of intent to pursue the merger of the two organizations.

Following the close of business on August 29, 2003, total assets of GB&T Bancshares will be approximately $900-million, with the effectiveness of GB&T’s acquisition of Baldwin Bancshares, parent company of First National Bank of the South in Milledgeville (GA) and Lake Oconee.

Southern Heritage Bancorp, headquartered in south Hall County, is the parent company of the $118-million Southern Heritage Bank. The combined assets of Southern Heritage and GB&T Bancshares’ other Hall County bank, Gainesville Bank & Trust, will exceed $500-million and significantly increase GB&T’s market share in Hall County.

Richard Hunt, President & CEO of GB&T Bancshares, noted that preliminary plans are for Southern Heritage to maintain its name, board and management and to continue to operate as a south Hall County community bank. “Obviously, there are numerous issues we will be working on in the coming weeks and months”, Hunt added, “however, customers of Southern Heritage Bank can take comfort in knowing that they will still be banking with their local community banking staff. Assuming completion of the merger, customers of Southern Heritage and of Gainesville Bank & Trust will have more convenient locations in which to conduct their banking.”

Tren Watson, Southern Heritage President, and Casey Cagle, chairman of Southern Heritage’s Board of Directors, both expressed confidence that their customers in the south Hall market will continue to be well served through the new banking alliance, if finalized. “Our customers will have access to more ATM machines, an expanded internet banking product, plus additional services like trust and brokerage services”, Watson noted. “We feel that this strategic move will position our bank for an expanded market presence”, Cagle added.

Officials from both banks say it will take some time for the completion of the negotiations for the merger. If negotiations are successful the agreement will be subject to shareholder and regulatory approval. It is anticipated that completion of the process would take several months. Terms of the merger were not disclosed.

Including the recent Baldwin Bancshares acquisition, GB&T Bancshares is the parent company of five community banks in Georgia, including lead bank, Gainesville Bank & Trust, United Bank & Trust, Community Trust Bank, HomeTown Bank of Villa Rica, and First National Bank of the South. The company also owns Community Loan Company, a consumer finance organization with eight offices located throughout north Georgia. GB&T’s common stock is listed on the NASDAQ National Market under the symbol “GBTB.”  Please visit our website at www.gbt.com for additional information.

Forward Looking Statement:

Some of the statements in this press release, including, without limitation, statements regarding the proposed merger and projected growth in the counties in which we operate are “forward-looking statements” within the meaning of the federal securities laws.  In addition, when we use words like “anticipate”, “believe”, “intend”, “expect”, “estimate”, “could”, “should”, “will”, and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing.  These forward-looking statements involve risks and uncertainties and are based on our beliefs and assumptions, and on the information available to us at the time that these disclosures were prepared.  Factors that may cause actual results to differ materially from those expressed or implied by such forward-looking statements include, among others, the following possibilities: (1) Assuming we reach a definitive agreement, we may be unable to obtain required shareholder or regulatory approval, (2) competitive pressures among depository and other financial institutions may increase significantly; (3) changes in the interest rate environment may reduce margins; (4) general economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduction in demand for credit; (5) economic, governmental or other factors may prevent the projected population growth in the counties in which we operate; (6) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which we are engaged; (7) costs or difficulties related to the integration of our businesses may be greater than expected; (8) deposit attrition, customer loss or revenue loss following the acquisition may be greater than expected; (9) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than us; and (10) adverse changes may occur in the equity markets.  Many of these factors are beyond our ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements.  We disclaim any obligation to update or revise any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

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